Exhibit 11
             Statement Re: Computation of Earnings (Loss) Per Share


                                          For the Three Months Ended
                                                   March 31,
                                   --------------------------------------
                                          1997               1996
                                   -----------------    -----------------

Primary:

Weighted Average Shares Outstanding     10,342,333          10,069,584

Common Stock Equivalents:
             Options ..............        262,011             638,394
             Warrants .............         28,912              37,876
                                   -----------------    -----------------

                                        10,633,256          10,745,854
                                   =================    =================

Net Income (loss) Applicable to
             Common Stock ......... $   (4,997,271)     $      275,104
                                   =================    =================


Per Share Earnings (Loss) ......... $        (0.47)     $         0.03
                                   =================    =================


Fully diluted:

Weighted Average Shares Outstanding     10,342,333          10,069,584

Common Stock Equivalents:
             Options ..............        356,524             965,120
             Warrants .............         28,912              88,354
                                   -----------------    -----------------

                                        10,727,769          11,123,058
                                   =================    =================

Net Income (loss) Applicable to
             Common Stock ......... $   (4,997,271)     $      275,104
                                   =================    =================


Per Share Earnings (Loss) ......... $        (0.47)     $         0.02
                                   =================    =================